EXHIBIT 16.1

November 22, 2016

Securities and Exchange Commission

Washington, D.C.

RE: Terra Tech Corp.

Commission File No: 000-54258

Tarvaran Askelson & Company, LLP have read the statements under the item 4.01 of Form 8-K to be filed with Securities and Exchange Commission on November 22, 2016 regarding the change of auditors. We agree with all statements referenced in Form 8-K pertaining to our firm. However, we have no basis to agree or disagree with any statements made regarding the successor auditors.

Tarvaran Askelson & Company, LLP